GKM GOLDMAN KURLAND MOHIDIN

Exhibit 16.1

April 9, 2015

Securities and Exchange Commission
100 Front Street, N.E.
Washington, DC 20549

Ladies and Gentleman:

We have read the statements of Shiner International, Inc. (the "Company"), pertaining to our firm included in the disclosures of the Company on Form 8-K to be filed on or about April 10, 2015, and agree with such statements as they pertain to our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

Goldman Kurland and Mohidin, LLP

Goldman Kurland and Mohidin LLP
Encino, California

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS
16133 Ventura Blvd., Suite 880 Encino, CA 91436
Tel 818-784-9000 Fax 818-784-9010